As filed with the Securities and Exchange Commission on April 8, 2002
Registration No. 333-75520

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 5 to
FORM S-3

REGISTRATION STATEMENT
Under The Securities Act of 1933

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UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0579156 (I.R.S. Employer Identification No.)

425 Corporate Circle
Golden, CO 80401
(303) 278-2002
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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Donald A. French, Treasurer
425 Corporate Circle
Golden, CO 80401
(303) 278-2002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Nick Nimmo, Esq.
Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, Colorado 80203
(303) 861-7000

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Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement subject to completion, dated April 8, 2002.

Prospectus Supplement

(To prospectus dated ________, 2002)

UQM Technologies, Inc.

1,150,000 Shares of Common Stock along with

Warrants to Purchase 230,000 Shares of Common Stock

For each five shares of common stock purchased in the offering, you will receive a warrant to purchase one share of common stock for $_____ per share (133% of the public offering price in this offering). We will not issue fractional warrants and so you must purchase common stock in increments of five shares. You may exercise your warrants at any time for two years after the date of this prospectus supplement.

Our common stock is listed on the American Stock Exchange under the symbol "UQM." On April 4, 2002, the last reported sale price on the American Stock Exchange was $4.31 per share. The public offering price of the common stock and warrants will be based on the market price of our common stock, with appropriate adjustment for market demand, and negotiations between us and I-Bankers Securities, the representative of the underwriters. We have applied to list the additional shares of common stock we are offering on the American Stock Exchange. No public market currently exists for our warrants, which will be transferable separately from the common stock, and we will not list the warrants and do not expect that any public market will develop for them.

Investing in our securities involves certain risks. See "Risk Factors" beginning on page S-1 of this prospectus supplement and page 1 of the enclosed prospectus.

You should read this prospectus supplement and the enclosed prospectus carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to UQM	$	$

The underwriters will purchase the securities from us on a firm commitment basis and offer them to you, subject to certain conditions.

We expect total cash expenses of this offering to be $102,890. On completion of this offering, we will have approximately 18,829,848 shares outstanding, based on the number of shares outstanding as of April 3, 2002.

The underwriters are severally underwriting the securities being offered in this prospectus supplement. We expect that the securities will be delivered through the facilities of the Depository Trust Company against payment on _________, 2002.

The address and telephone number of our principal executive offices are 425 Corporate Circle, Golden, Colorado 80401, (303) 278-2002.

Prospectus Supplement dated ____________, 2002.

The terms "we," "us," "our" and similar terms refer to UQM Technologies, Inc.

__________________

Prospectus Supplement

Risk Factors

Dilution

Use of Proceeds

Description of Warrants

Book-Entry System

Federal Income Tax Considerations

Plan of Distribution

Prospectus

Risk Factors

About This Prospectus

Where You Can Find More Information

Cautionary Statement About Forward-Looking Statements

UQM Technologies, Inc.

Dilution

Use of Proceeds

Determination of Offering Price

Description of Capital Stock

Description of Warrants

Plan of Distribution

Legal Matters

Experts

RISK FACTORS

Before investing in our securities, you should carefully consider the following risk factors and the risk factors in the enclosed prospectus as well as the other information in this prospectus supplement and the enclosed prospectus and the information incorporated by reference.

The existence of outstanding warrants may impair our ability to raise capital.

After completion of this offering, there will be shares of our common stock issuable upon exercise of the warrants issued in this offering at a price of $_____ per share (133% of the public offering price in this offering). During the life of these warrants, the holders are given an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period these warrants are outstanding may be adversely affected and their existence may have an effect on the price of our common stock. The holders of the warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the warrants being exercised.

You may not be able to exercise your warrants if we do not maintain an effective registration statement.

We are required to use commercially reasonable efforts to maintain a registration statement relating to the offer and sale of the common stock underlying the warrants offered and to qualify these warrants for sale in jurisdictions in which their holders reside unless an exemption from such registration or qualification exists. If we do not maintain the registration, it is unlikely that a holder of the warrants will be able to realize any value from the warrants by reselling them.

We do not expect a trading market to develop for the warrants.

We do not intend to list the warrants on the American Stock Exchange and we do not expect an active trading market to develop for them. Consequently, you will be required to continue to hold the warrants until and unless you choose to exercise them.

DILUTION

The market price of our stock on April 4, 2002 quoted by the American Stock Exchange was $4.31. If we sell our common stock at or near its current market price, investors will experience dilution, measured by the difference between the purchase price of the securities sold and the adjusted net tangible book value per share after the offering. Net tangible book value per share of common stock on any given date is determined by dividing the net tangible book value (total tangible assets less total liabilities), by the number of shares of common stock outstanding. At December 31, 2001, our net tangible book value was $6,813,244, or $0.39 per share of common stock outstanding. If we had sold 1,150,000 shares at $4.31 per share on that date (less assumed agent commissions of 7.75% and other expenses of the offering), our adjusted net tangible book value at December 31, 2001 would have been $11,282,725, or $0.60 per share, representing an immediate increase in net tangible book value of $0.21 per share to existing stockholders and an immediate dilution of $3.71 per share to purchasers of common stock in this offering.

The following table illustrates this example on a per share basis:
Assumed common stock purchase price	$4.31
Net tangible book value before the offering	$0.39
Increase attributable to new investors	$0.21
Adjusted net tangible book value after the offering	$0.60
Dilution to purchasers	$3.71

The example excludes 2,721,803 shares which were subject to outstanding options and warrants as of December 31, 2001, at exercise prices ranging from $2.25 to $8.75 per share. To the extent these securities are exercised there may be further dilution to new investors.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $4,469,481, after deducting the underwriting discount of 7.75% and estimated offering expenses of $102,890, and assuming no exercise of the warrants.

We plan to use the net proceeds from this offering in the following order of priority: first, to pay-down our line of credit bearing interest at prime plus 3.00% that will come due April 15, 2002; second, to pay-down our equipment term debt, which is at interest rates ranging from 7.7% to 8.75% that will come due between March 2004 and November 2005; and third, for general corporate purposes, including working capital, funding future growth, acquisitions and other business opportunities. The balance due under our line of credit as of April 4, 2002 was $2,109,000, and the balance due under our term debt as of that date was $1,158,749. Pending application of the proceeds, we may invest the proceeds in short-term, interest-bearing investments.

DESCRIPTION OF WARRANTS

For each five shares of common stock purchased in the offering, you will receive a warrant to purchase one share of common stock. The warrants will have an exercise price of $____ per share (133% of the public offering price in this offering). The warrants will generally be exercisable at any time for two years after the date of this prospectus supplement. The warrants will trade separately from the common stock, but we will not list them on any stock exchange and do not expect a market to develop for them.

The warrants will be issued in book-entry form under a warrant agreement between us and Computershare Investor Services, as warrant agent. Holders of warrants will not receive physical certificates. Holders may, however, request a definitive certificate by following procedures outlined in the warrant agreement. The shares of common stock underlying the warrants, when issued upon exercise of these warrants, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

The warrant agent, Computershare Investor Services, is the transfer agent and registrar for our warrants and will receive funds on exercise of warrants and reissue warrants that have been transferred or lost or destroyed. The warrant agent will act solely as an agent of our company in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The warrant agreement contains provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur in the event, among others, of a stock split, reverse stock split or stock dividend.

The warrant agreement provides that if we are merged into another corporation (other than a merger that does not result in any change in our outstanding common stock) or if we sell substantially all of our assets, the warrant holders will receive new securities in substitution for the shares of our common stock they would have received upon exercise.

We will notify warrant holders in advance of certain major corporate events such as mergers, liquidation and sale of substantially all of our assets.

We are not required to issue fractional shares upon the exercise of a warrant; we may instead choose to purchase any fraction for cash equal to the market price of such fraction. The holder of a warrant will not possess any rights as our shareholder until he or she exercises the warrant.

As noted above, warrants will initially be issued in book-entry form, although a holder may request a physical certificate. Transfers and exchanges of book-entry warrants may be made through the participants of the Depository Trust Company by contacting the warrant agent and submitting the appropriate documentation. A physical warrant may be transferred by submitting the warrant certificate along with a completed and signed assignment form along with signature guarantees and other supporting documentation. The warrant holder may be required to pay any applicable transfer tax.

A warrant may be exercised by delivering the appropriate form of the "Warrant Exercise Notice" to the warrant agent on or before the expiration date of the warrant, accompanied by payment of the exercise price by wire transfer of immediately available funds. Holders of physical warrant certificates will be required to surrender their warrant certificates.

For a holder to exercise the warrants, there must be a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws or applicable exemptions from state qualification requirements with respect to the issuance of common stock or other securities underlying the warrants. We have agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities to be filed under the Securities Act and to become and remain effective in anticipation of and before the exercise of the warrants and to take such other actions under the laws of various states as may be required to cause the sale of common stock or other securities upon exercise of warrants to be lawful. Presently the warrants can be exercised in all 50 states. We will not be required to honor the exercise of warrants if, in the opinion of our Board of Directors with the advice of counsel, the sale of securities upon exercise would be unlawful.

The foregoing discussion of material terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrant agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

For the life of the warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock underlying the warrants. However, the warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected.

BOOK-ENTRY SYSTEM

We will issue the securities in book-entry form, which means that the common stock will be represented by one global stock certificate and the warrants will be represented by one global warrant certificate. Both global certificates will be deposited with the depository named below. You will not receive a physical stock or warrant certificate.

The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the securities. The securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. As noted above, one fully-registered security certificate will be issued for each issue of the securities, each in the aggregate principal amount of the issue, and will be deposited with DTC.

DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of a security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Director or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or another DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC's records reflect only the identity of the Direct Participants to whose accounts the securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co., or another nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the Participant and not of DTC nor its nominee, us or our agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or another nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to the us or our agent. Under such circumstances, if a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

FEDERAL INCOME TAX CONSIDERATIONS

Taxation of U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the common stock and warrants that we expect will apply to beneficial owners of the common stock and warrants that are one of the following for U.S. federal income tax purposes:

- an individual U.S. citizen or resident alien;

- a corporation, or entity taxable as a corporation that was created under U.S. law (federal or state); or

- an estate or trust whose worldwide income is subject to U.S. federal income tax.

If a partnership holds the common stock and warrants, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a non-U.S. holder, see the discussion below under "Taxation of Non-U.S. Holders."

The discussion is based on current provisions of the Internal Revenue Code of 1986, Treasury regulations and public administrative and judicial interpretations of the Internal Revenue Code, all of which could change. Any changes could be applied retroactively and could affect the tax consequences to an investor of the purchase, ownership or disposition of the common stock and warrants. This discussion is not a substitute for professional tax advice that takes into account the specific facts and circumstances that may be relevant to a particular investor's tax position. We have not addressed foreign, state or local tax consequences. The discussion does not apply to investors that may be subject to special U.S. federal income tax rules, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, investors who hold the common stock and warrants as part of a straddle or a hedging or conversion transaction, or holders subject to the alternative minimum tax. In addition, we have limited this discussion to persons who hold the common stock and warrants as "capital assets" (generally property held for investment) within the meaning of section 1221 of the Internal Revenue Code.

We urge you to consult your own tax advisors as to the particular tax consequences to you of the purchase, ownership or disposition of the common stock and warrants, including the effect of federal, state and local tax laws and foreign tax laws.

Distributions

The amount of any distribution to you with respect to common stock will be treated as a dividend, taxable as ordinary income to you, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a dividend distribution exceeds our current or accumulated earnings and profits, the excess will reduce your tax basis (on a dollar-for-dollar basis) in the common stock. Any amount in excess of your tax basis will be treated as capital gain.

Dividends to corporate shareholders

In general, a distribution that is treated as a dividend for U.S. federal income tax purposes and is made to a corporate shareholder with respect to the common stock will qualify for the 70 percent dividends-received deduction under section 243 of the Internal Revenue Code. Corporate shareholders should note that we cannot assure you that the amount of distributions made with respect to the common stock will not exceed the amount of our current or accumulated earnings and profits in the future. We cannot assure you that the dividends-received deduction will be available in respect of distributions on the common stock.

In addition, there are many exceptions and restrictions relating to the availability of the dividends-received deduction, such as restrictions relating to the holding period of stock the dividends on which are sought to be deducted, debt-financed portfolio stock, dividends treated as "extraordinary dividends" for purposes of section 1059 of the Internal Revenue Code, and taxpayers that pay corporate alternative minimum tax. Corporate shareholders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their own particular factual situation.

Allocation of purchase price

Your basis in the common stock and warrants as a whole will be equal to the purchase price of the common stock and warrants. The measure of gain or loss from certain transactions depends on the tax basis in each of the warrant and the common stock. The tax basis for each of the warrant and the common stock will be determined by allocating the purchase price between the common stock and warrants in proportion to the relative fair market values of each at the time of acquisition.

Exercise and sale of warrants

You generally will not recognize gain or loss by reason of receiving common stock upon exercise of a warrant, except that you will recognize capital gain or loss to the extent you receive cash in lieu of fractional shares. The adjusted tax basis of the common stock (including fractional share interests) acquired on exercise of a warrant will be equal to the tax basis of the warrant exercised and the exercise price, and the holding period of the common stock received will begin on the date you exercise the warrant and purchase the common stock. It does not include the period during which the warrant was held.

Gain or loss from the sale or other disposition of a warrant will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if your holding period for the warrant is more than one year at the time of the sale or other disposition.

Sale of common stock

Upon a sale or other disposition of common stock, you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition and your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the common stock is more than one year.

Expiration of warrants without exercise

If you allow a warrant to expire without exercise, the expiration will be treated as a sale or exchange of the warrant on the expiration date. You will have a capital loss equal to the amount of your adjusted tax basis in the expired warrant. The loss will be long-term capital loss if your holding period for the warrant was more than one year.

Backup Withholding

Under the backup withholding provisions of the Internal Revenue Code and Treasury regulations, you may be subject to backup withholding at a maximum rate of 30% (or less for years after 2002) with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of common stock or warrants unless:

- you are a corporation or come within certain other exempt categories and when required demonstrate this fact, or

- within a reasonable period of time, you provide a taxpayer identification number, certify that you have not lost the exemption from backup withholding, and otherwise comply with the requirements of the backup withholding rules.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the Internal Revenue Service.

Taxation of Non-U.S. Holders

This section describes the tax consequences to a non-U.S. Holder. If you are a U.S. Holder, see the above discussion under "Taxation of U.S. Holders."

Dividends

If dividends are paid, non-U.S. Holders will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, non-U.S. Holders must properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-U.S. Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

If dividends are considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to United States permanent establishment, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form W-ECI, or successor form, is filed with the payor. In the case of a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

Non-U.S. holders must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to common stock. In addition, if a non-U.S. Holder is required to provide an IRS Form W-8ECI or successor form, as discussed above, the non-U.S. Holder must also provide its tax identification number.

Non-U.S. Holders that are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock or Warrants to Purchase Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized on the sale or other disposition of common stock or warrants to purchase common stock unless:

- the gain is considered effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment (and, in which case, if the holder is a foreign corporation, may be subject to an additional "branch profits tax" equal to 30% or a lower rate as may be specified by an applicable income tax treaty); or

- the holder is an individual who holds the common stock or warrants to purchase common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met.

Federal Estate Tax

In the case of an individual, common stock or warrants to purchase common stock held at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each holder the amount of dividends paid and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed on certain payments to persons that fail to furnish the necessary identifying information to the payor. Generally non-U.S. Holders will be subject to back-up withholding tax with respect to dividends paid on common stock unless they certify their status as non-U.S. Holders.

The payment of proceeds of a sale of common stock or warrants to purchase common stock effected by or through a United States office of a broker will be subject to both backup withholding and information reporting unless the holder provides the payor with the holder's name and address and certifies its non-U.S. Holder status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock or warrants to purchase common stock through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

We have entered into an underwriting agreement with the underwriters relating to the offering and sale of the common stock and warrants covered by this prospectus supplement. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the aggregate number of shares of common stock and warrants set forth opposite its name below:
Underwriter	Number of Shares	Number of Warrants
IBS Holding Corporation (d/b/a I-Bankers Securities)

Total

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase common stock and warrants from us, are several and not joint. Those obligations are also subject to certain conditions in the underwriting agreement being satisfied. The nature of the underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of common stock and warrants if any are purchased.

The underwriters have advised us that they propose to offer the common stock and warrants to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the securities to selected dealers at the public offering price minus a selling concession not in excess of $_____ per share of common stock. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession not in excess of $_____ per share of common stock.

In the underwriting agreement, we have agreed that:

- we will pay our expenses related to this offering, which we estimate will be $102,890;

- we will reimburse the lead underwriter, IBS Corporation (d/b/a I-Bankers Securities), for its direct expenses, including postage, telephone, travel, transportation and other similar expenses (and legal fees and expenses up to an aggregate of $_____); and

- we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the agent may be required to make because of any of those liabilities.

In addition, we have agreed to issue to I-Bankers Securities a warrant to purchase a number of shares of common stock equal to 10% of the aggregate amount of common stock actually sold by the underwriters. The warrants shall be exercisable for a period of four years and shall have an exercise price of 120% of the offering price attributable to such shares. I-Bankers Securities shall not be entitled to cashless exercise of the warrants but will be granted customary "piggyback" registration rights with respect to the shares obtained upon exercise of the warrants, all as may be agreed to in more detail by the parties. The warrant will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of the offering, except to officers or partners (but not directors) of the agent and members of the selling group.

Further, if we issue securities in a subsequent financing within 12 months of the closing of this offering, and an investor in that offering is one that was introduced to us in this offering by I-Bankers Securities, then I-Bankers Securities will have the right of first refusal to act as agent for those investors. This right of first refusal is considered additional underwriter compensation for I-Bankers Securities in this offering, in the amount of one percent of this offering.

The warrants that may be issued in connection with this offering are a new issue of securities, and there is currently no established trading market for the warrants. We do not intend to apply for the warrants to be listed on any securities exchange or to arrange for the warrants to be quoted on any quotation system. Accordingly, we cannot assure you that a liquid trading market will develop for the warrants, that you will be able to sell your warrants at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters and any dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

UQM TECHNOLOGIES, INC.

1,150,000 Shares of Common Stock along with

Warrants to Purchase 230,000 Shares of Common Stock

Prospectus Supplement dated ________, 2002.

Prospectus subject to completion, dated April 8, 2002.

UQM TECHNOLOGIES, INC.

Common Stock

Warrants to Purchase Common Stock

___________

We may offer and sell the securities listed above with an aggregate offering price up to $10 million in connection with this prospectus. We will provide specific terms of these offerings and securities in supplements to this prospectus.

Our common stock is listed on the American Stock Exchange under the symbol "UQM." On April 4, 2002, the last reported sale price on the American Stock Exchange was $4.31 per share.

Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 1 of this prospectus.

You should read this prospectus and any supplement to this prospectus carefully before you invest.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

__________________

We may offer the securities in amounts, at prices and on terms determined at the time of the offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The address and telephone number of our principal executive offices are 425 Corporate Circle, Golden, Colorado 80401, (303) 278-2002.

__________________

Prospectus dated _________, 2002.

The terms "we," "us," "our" and similar terms refer to UQM Technologies, Inc.

__________________

Risk Factors

About This Prospectus

Where You Can Find More Information

Cautionary Statement About Forward-Looking Statements

UQM Technologies, Inc.

Dilution

Use of Proceeds

Determination of Offering Price

Description of Capital Stock

Description of Warrants

Plan of Distribution

Legal Matters

Experts

RISK FACTORS

You should carefully consider the following factors and other information in this prospectus and the information incorporated by reference before investing in our securities.

We have incurred significant operating losses and may continue to do so.

We have incurred significant operating losses as shown in the following tables:
	Quarter ended December 31,		Nine Months ended December 31,
	2001	2000	2001	2000
Net loss	$579,750	$ 429,539	$ 3,856,310	$ 1,838,107
	Fiscal Year Ended March 31,
	2001	2000	1999
Net loss	$ 3,140,122	$ 6,471,807	$ 3,754,070

We have had accumulated deficits as follows:
March 31, 2001	$ 35,164,723
March 31, 2000	$ 32,024,601
December 31, 2001	$ 39,021,033

In the future we plan to make additional investments in product development and commercialization which is likely to cause us to remain unprofitable.

The current economic downturn has resulted in a reduction in our contract manufacturing service revenue and future reductions could further adversely affect our financial condition, results of operations and liquidity.

Our electronic products segment manufactures products to customers' design specifications as a contract manufacturer. We purchase inventory on behalf of customers for which the customer is financially obligated in the event his production order with us is cancelled or otherwise not fulfilled. Some of our customers have experienced downturns in their businesses as a result of deteriorating general economic conditions and other factors. In addition, our electronics manufacturing contracts generally do not include minimum purchase requirements and during economic downturns such as we have experienced in the current fiscal year, some of our customers have reduced and may continue to reduce their orders for our services and our electronics manufacturing revenue has declined and may continue to decline. Our loan agreements have terms limiting borrowings to certain percentages of eligible accounts receivable and inventory. If customers were not to honor financial obligations for the inventory we hold for them, or not pay the accounts receivable due from them, we would be required to repay a portion of the loan in order to be in compliance with our borrowing limitation provisions and operating performance of our loan agreement covenants. We cannot assure you that we would then be able to obtain waivers of such covenants or to obtain replacement financing on terms acceptable to us. In such a circumstance, we would have to curtail certain of our operations which could result in lower revenue levels and additional operating losses. To the extent our customers experience financial difficulties sufficient to impair their ability to honor their financial commitments, or reduce their orders, we could experience a material adverse change in our financial condition, results of operations and liquidity.

Most of our net sales come from three customers, one of which we are losing. Reductions in purchases by either of the remaining two significant customers could further negatively impact our financial condition, results of operations and liquidity.

A significant portion of our total revenue has historically been concentrated among three large customers, Tyco International, HandEra, Inc. and Invacare Corporation. HandEra has informed us that following the sale of the remaining units it has ordered from us, HandEra will no longer offer for sale the product we have been manufacturing for HandEra. We are in the process of completing shipments to HandEra under an existing binding purchase order and expect to generate revenue of approximately $825,000 during the five months beginning January 1, 2002 and ending May 31, 2002, after which we expect no further revenue from HandEra. Revenue from HandEra during the quarter and nine months ended December 31, 2001 declined substantially to $539,288 and $1,676,182, respectively, from the comparable prior year levels of $2,210,317 and $4,408,535, respectively. The loss of either of the two remaining significant customers or a significant reduction in revenue from these customers could cause us to experience a material adverse change in our financial condition, results of operations and liquidity.

The failure by our customers to adapt their products to rapidly changing competitive conditions could harm our business.

Most of our sales are to companies in the electronics industry, which is subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment, our customers' products could become obsolete and the demand for our manufacturing services could decline significantly, causing a material adverse change in our financial condition, results of operations and liquidity.

Our operating losses and working capital requirements could consume our current cash balances.

We expect to have operating losses during fiscal 2002. Cash balances stood at $2,254,768 at December 31, 2001.  If our losses become larger, they could consume some or all of our current cash balances. During several fiscal years prior to fiscal 2002, we experienced substantial growth in our revenue, which increased our working capital requirements. Should future growth resume at a similar rate or an accelerated rate, the working capital requirements to fund our operations and pursue acquisition opportunities may consume our existing cash balances.

Our government contracts can be cancelled with little or no notice and could restrict our ability to commercialize our technology.

Some of our technology has been developed under government funding by the United States. In some cases, government agencies in the United States can require us to obtain or produce components for our systems from sources located in the United States rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency and in some cases grant "march-in" rights to the government. March-in rights are the right of the United States government or the applicable government agency, under limited circumstances, to exercise a non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government to facilitate commercialization of technology developed with government funding if we fail to commercialize the developed technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights by the government or an agency of the government could restrict our ability to commercialize our technology.

We face intense competition in our motor development and may be unable to compete successfully.

In developing electric motors for use in vehicles, wheelchairs and other applications, we face competition from very large domestic and international companies, including the world's largest automobile manufacturers. These companies have far greater resources to apply to research and development efforts than we have, and they may independently develop motors that are technologically more advanced than ours.

If we are unable to protect our patents and other proprietary technology, we will be unable to prevent third parties from using our technology, which would impair our competitiveness and ability to commercialize our products. In addition, the cost of enforcing our proprietary rights may be expensive and result in increased losses.

Our ability to compete effectively against other companies in our industry will depend, in part, on our ability to protect our proprietary technology. Although we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. We have historically pursued patent protection in a limited number of foreign countries where we believe significant markets for our products exist or where potentially significant competitors have operations. It is possible that a substantial market could develop in a country where we have not received patent protection and under such circumstances our proprietary products would not be afforded legal protection in these markets. Further, our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours. We cannot assure you that additional patents will be issued to us or, if they are issued, as to the scope of their protection. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, it would be costly for us to pursue our rights in an enforcement action, it would divert funds and resources which otherwise could be used in our operations and we cannot assure you that we would be successful in enforcing our intellectual property rights. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country where we may operate or sell our products in the future.

If third parties assert technology infringement claims against us, the defense of the claims could involve significant legal costs and require our management to divert time and attention from our business operations. If we are unsuccessful in defending any claims of infringement, we may be forced to obtain licenses or to pay royalties to continue to use our technology. We may not be able to obtain any necessary licenses on commercially reasonable terms or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are costly, our results of operations may suffer either from reductions in revenues through our inability to serve customers or from increases in costs to license third-party technologies.

Use of our motors in vehicles and wheelchairs could subject us to product liability claims, and product liability insurance claims could cause an increase in our insurance rates or could exceed our insurance limits, which could impair our financial condition, results of operations and liquidity.

Because some of our motors are designed to be used in vehicles and wheelchairs, and because vehicle and wheelchair accidents can cause injury to persons and property, we are subject to a risk of claims for product liability. We carry product liability insurance of $1 million covering all of our products. If we were to experience a large insured loss, it might exceed our coverage limits, or our insurance carriers could decline to further cover us or raise our insurance rates to unacceptable levels, any of which could impair our financial position and results of operations.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities to be sold. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by our company in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the American Stock Exchange under the symbol "UQM." Our reports, proxy statements and other information may be read and copied at the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

The SEC allows our company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or until we terminate this offering:

- our Annual Report on Form 10-K for the year ended March 31, 2001, filed June 15, 2001, as amended by Form 10-K/A filed February 15, 2002;

- our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed July 24, 2001, as amended by Form 10-Q/A filed February 15, 2002;

- our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed November 13, 2001, as amended by Form 10-Q/A filed February 15, 2002;

- our Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed February 4, 2002, as amended by Form 10-Q/A filed February 15, 2002 and by Form 10-Q/A filed March 4, 2002;

- our Current Report on Form 8-K filed January 26, 2002;

- the description of our common stock contained in our Form 8-A, file no. 1-10869.

You may request a copy of these filings at no cost, by writing our company at the following address or telephoning our company at the following number:

Donald A. French
425 Corporate Circle
Golden, Colorado 80401
(303) 278-2002

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this prospectus and the documents we incorporate by reference and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, the development of markets for our products. Important risk factors that could cause actual results to differ from those contained in the forward-looking statements include our ability to be profitable, our ability to obtain additional financing, our reliance on major customers and suppliers, our ability to commercialize our products, our ability to manage growth and the possibility that product liability insurance may become unavailable to us.

UQM TECHNOLOGIES, INC.

We operate our business in three segments: 1) technology - which encompasses the further advancement and application of our proprietary motors, generator, power electronics and software; 2) mechanical products - which encompasses the manufacture of motors; and 3) electronic products - which encompasses the manufacture of electronic printed circuit assemblies, wire harnesses and complete electronic box builds.

For the nine months ended December 31, 2001, the revenue of our technology business ($2,698,734 or 16.0% of our total revenues) came from funded contract research and development services performed for strategic partners, customers and the U.S. government directed toward either the advancement of our proprietary technology portfolio or the application of proprietary technology to customer's products; the revenue of our mechanical products business ($3,100,715 or 18.4% of our total revenues) came from the manufacture and sale of electric motors incorporating our proprietary technology; and the revenue of our electronic products business ($11,097,801 or 65.6% of our total revenues) came from the contract manufacture of electronic products designed by others.

Our primary goal is to incorporate our advanced electric motor and generator technology into products aimed at high growth and emerging markets including power systems for clean electric, hybrid electric and fuel cell electric on-road and off-road vehicles, vehicle auxiliaries including 42 volt systems and environmentally friendly, distributed power generators.

We acquired our electronics contract manufacturing business and a contract manufacturer of gears and gear assemblies in 1998 to support our primary goal by providing manufacturing capability and capacity for the future commercialization of our proprietary products. Pending the further commercialization of our technology, our contract manufacturing operations provide our primary source of revenue.

Our common stock trades on the American, Chicago, Pacific, Frankfurt and Berlin stock exchanges under the symbol "UQM".

DILUTION

The market price of our stock on April 4, 2002 quoted by the American Stock Exchange was $4.31. If we sell our common stock at or near its current market price, investors will experience dilution, measured by the difference between the purchase price of the securities sold and the adjusted net tangible book value per share after the offering. Net tangible book value per share of common stock on any given date is determined by dividing the net tangible book value (total tangible assets less total liabilities), by the number of shares of common stock outstanding. At December 31, 2001, our net tangible book value was $6,813,244, or $0.39 per share of common stock outstanding. If we had sold $10,000,000 of our common stock at $4.31 per share on that date (less assumed underwriting commissions and other expenses of the offering), our adjusted net tangible book value at December 31, 2001 would have been $13,997,084, or $0.72 per share, representing an immediate increase in net tangible book value of $0.33 per share to existing stockholders and an immediate dilution of $3.59 per share to purchasers of common stock in this offering. If we were to sell less than $10,000,000 of securities, the dilution would be greater.

The following table illustrates this example on a per share basis:
Assumed common stock purchase price	$4.31
Net tangible book value before the offering	$0.39
Increase attributable to new investors	$0.33
Adjusted net tangible book value after the offering	$0.72
Dilution to purchasers	$3.59

The example excludes 2,721,803 shares which were subject to outstanding options and warrants as of December 31, 2001, at exercise prices ranging from $2.25 to $8.75 per share. To the extent these securities are exercised there may be further dilution to new investors.

USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement for possible pay-down of our outstanding debt and for general corporate purposes, including working capital, funding future growth, acquisitions and other business opportunities. Pending application of the proceeds, we may invest the proceeds in short-term, interest-bearing investments. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

DETERMINATION OF OFFERING PRICE

We will include in a prospectus supplement information about how we determined the offering price of securities issued by us under this prospectus.

DESCRIPTION OF CAPITAL STOCK

Pursuant to our restated articles of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock. As of April 3, 2002, we had 17,679,848 shares of common stock outstanding.

Our outstanding shares of common stock are listed on the American Stock Exchange under the symbol "UQM". Any additional common stock we issue will also be listed on the AMEX.

All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

Our common shareholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common shareholders. Our common shareholders do not have preemptive or cumulative voting rights.

Our common shareholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common shareholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Our common shareholders do not have any preemptive, subscription, redemption or conversion rights.

We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Computershare Investor Services.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement, all as set forth in the prospectus supplement relating to the particular issue of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of and information relating to such warrants, including, where applicable:

- the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

- the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

- the amount of warrants outstanding as of the most recent practicable date; and

- any other terms of such warrants.

Warrants will be issued in registered or book-entry form. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such number of shares of common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase common stock, holders of such warrants will not have any of the rights of holders of common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock purchasable upon such exercise, or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered in any one or more of the following ways from time to time:

- through agents;

- to or through underwriters;

- through dealers; and

- directly by us.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. If our securities are distributed through an "at-the-market" offering, or if the securities laws otherwise require, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

Offers to purchase securities may be solicited by agents designated by us. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment. The agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with underwriters at the time an agreement for the sale is reached. In that case, the names of the specific managing underwriter or underwriters, as well as any other underwriters, the amounts underwritten and the term of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities. In some cases, securities laws may require us to file the supplement as a post-effective amendment to our registration statement. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover any over-allotments at the public offering price, with additional underwriting commissions or discounts, as may be set forth in the prospectus supplement.

If a dealer is used in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

Offers to purchase securities may be solicited directly by us and may be sold by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale. The terms of the sales will be described in the prospectus supplement.

Agents, underwriters and dealers firms may be entitled under agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution for payments that the agents, underwriters and dealers firms may be required to make.

Any warrants we issue will have no established trading market. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered will be passed on for us by Holme Roberts & Owen LLP, Denver, Colorado. We will identify in a prospectus supplement any underwriters' counsel.

EXPERTS

Our consolidated financial statements as of March 31, 2001 and 2000, and for each of the years in the three year period ended March 31, 2001, which appear in our Annual Report on Form 10-K/A for the year ended March 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP and Horwath Chien Hsing & First (Taiwan), independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The financial statements of Taiwan UQM Electric Co. Ltd. as of December 31, 1998 and 1997 and for each of the years in the two-year period ended December 31, 1998, which appear in our Annual Report on Form 10-K/A for the year ended March 31, 2001, have been incorporated by reference herein in reliance upon the report of Horwath and Company (Taiwan), independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$10,000,000

UQM TECHNOLOGIES, INC.

Common Stock

Warrants to Purchase Common Stock

Prospectus dated ________, 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not defined in Part II have the meanings ascribed to them in the prospectus contained in this Registration Statement.

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee and AMEX filing fee, are estimated:
Securities and Exchange Commission registration fee	$ 2,390
AMEX filing fee	22,500
Legal fees and expenses	60,000
Accounting fees	5,000
Printing and engraving expenses	3,000
Miscellaneous	10,000
Total	$102,890 ======

Item 15. Indemnification of Directors and Officers

Article VI of the Bylaws of the Company provides for the indemnification by the Company of each director, officer, employee or agent of the Company and its subsidiaries in connection with any claim, action, suit or proceeding brought or threatened by reason of his position with the Company or any of its subsidiaries, provided that the indemnified party acted in good faith and in a manner he believed to be in the Company's best interest. In addition, Article XI of the Company's Articles of Incorporation provides that to the fullest extent permitted by the Colorado Corporation Code, as the same exists or hereafter shall be amended, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Section 7-109-102 of the Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself in good faith, (b) reasonably believed that (i) in the case of conduct in his official capacity, his conduct was in the corporation's best interest, or (ii) in all other cases, his conduct was not opposed to the corporation's best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The section further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

The statute limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. The statute permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the articles of incorporation, the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits
1.1*	Form of Underwriting Agreement
4.1*	Form of Warrant Agreement
5.1*	Opinion of Holme Roberts & Owen LLP
8.1	Tax Opinion of Holme Roberts & Owen LLP
23.1	Consent of KPMG LLP
23.2	Consent of Horwath Chien Hsing & First
24.1	Power of Attorney. Contained on the signature page of the initial filing of this Registration Statement on December 20, 2001

-----------------------------------
*	Filed with Amendment No. 4 to this Registration Statement on March 20, 2002

Item 17. Undertakings

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post- effective amendment by those clauses is contained in periodic reports filed with the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, Colorado on the 4th day of April, 2002.

UQM TECHNOLOGIES, INC.

By /s/ Donald A. French
Donald A. French
Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/* William G. Rankin	Chairman of the Board of Directors and President	April 4, 2002
/s/Donald A. French Donald A. French	Treasurer (Principal financial and accounting officer)	April 4, 2002
/s/* Ernest H. Drew	Director	April 4, 2002
/s/* Stephen J. Roy	Director	April 4, 2002
/s/* J. B. Richey	Director	April 4, 2002
*	By Donald A. French, Attorney in Fact